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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ArtistDirect, Inc.

        We hereby consent to the use in this Registration Statement on Post-Effective Amendment No. 5 to Form S-1/A (Registration No. 333-129626) of ARTISTdirect, Inc., of our report dated March 28, 2008, with respect to the consolidated balance sheets of ARTISTdirect, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the years then ended, which report appears in the Prospectus, which is a part of this Registration Statement.

        Our report indicates that the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payments", and applied the modified prospective method at the beginning of the year ended December 31, 2006.

        Our report dated March 28, 2008 contains an explanatory paragraph that states that the Company was in default under its senior and subordinated debt agreements which could cause a request for accelerated payment or redemption of the debt. The Company does not have the capital resources necessary to repay accelerated indebtedness or redemption of debt, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

        We also consent to the reference to us under the caption "Experts" in such Prospectus.

/s/ Gumbiner Savett Inc. GUMBINER SAVETT INC.
Santa Monica, California June 4, 2008

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM